Exhibit 3.1(g)

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:44 PM 12/30/2008
FILED 02:46 PM 12/30/2008
SRV 081238965 - 4404320 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

GREEN EARTH MERGER SUB, INC.

INTO

GREEN EARTH TECHNOLOGY, INC.

(Pursuant to Section 253 of the
General Corporation Law of Delaware)

Green Earth Technology, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Corporation owns all of the outstanding shares of the only class of capital stock of Green Earth Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

SECOND: That the Corporation, by the following resolutions adopted by the unanimous written consent of the Board of Directors of the Corporation on December 15, 2008, determined to merge said Merger Sub into the Corporation, with the Corporation continuing as the surviving entity (the “Merger”).

RESOLVED, that Merger Sub be merged with and into the Corporation and, upon effectiveness of the Merger, that the Corporation assume all of the obligations of Merger Sub;

RESOLVED, that the Merger shall be effective upon filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware;

RESOLVED, that, upon effectiveness of the Merger, Article FIRST of the Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended in its entirety to read as follows:

“FIRST: The name of this corporation shall be: Green Earth Technologies, Inc.”

                    RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized and directed to make and execute a Certificate of Ownership and Merger that sets forth a copy of the resolutions adopted by the Board authorizing the Merger and the change of the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all other acts and things whatsoever, whether within or without the State of Delaware, that such officers deem necessary or proper to effect the Merger and change of name.

          THIRD: This Certificate of Ownership and Merger shall become effective upon filing.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by a duly authorized officer on the 15th day of December, 2008.

GREEN EARTH TECHNOLOGY, INC.

/S/ Mathew Zuckerman

By: Mathew Zuckerman
Title: President